Exhibit 10.4

Lender Processing Services, Inc.
Amended and Restated 2008 Omnibus Incentive Plan

Notice of Performance-Based Retention Incentive Award

You (the “Grantee”) have been granted the following performance-based retention incentive award (the “Award”) pursuant to the Lender Processing Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan (the “Plan”):

Name of Grantee:
Amount of Award:	See Appendix A
Grant Date:
Vesting:	See Appendix B

By your signature and the signature of the Company’s representative below, you and the Company agree and acknowledge that this Award is granted under and governed by the terms and conditions of the Plan and the attached Performance-Based Retention Incentive Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and the Performance-Based Retention Incentive Award Agreement.

Award Recipient:	Lender Processing Services, Inc.

By:	By:
Print Name:		Thomas L. Schilling
Date:		Executive Vice President and
Chief Financial Officer

Appendix A

This Amount of Award shall be determined based upon achievement of a performance-based objective. The period beginning on October 1, 2011 and ending on March 31, 2012 is referred to as the “Determination Period.”
Performance-Based Objective
The Amount of Award shall be a percentage of the Grantee’s base salary on the Grant Date, which will be determined based upon the Company’s achievement of Operating Margin (the “Performance Objective”) during the Determination Period, as more specifically described below:

	Operating Margin Goal (1)(2)	Percent of Base Salary	Amount of Award
Threshold	15.50%	50.00%
Target	16.50%	100.00%
Maximum	17.00%	200.00%
_________________

(1)
“Operating Margin” is defined as the Company’s GAAP operating margin adjusted for the impact of certain items, if applicable, including the impact of any federal or state regulatory actions, non-budgeted acquisitions, major restructuring charges (as identified in the GAAP to non-GAAP reconciliation exhibit included with the Company’s quarterly earnings releases) and non-budgeted discontinued operations. For purposes of computing achievement of the Performance Objective, the acquisition of PCLender is assumed to be included as a budgeted acquisition and the discontinuance of Verification Bureau (including Fraud), Watterson Prime, Tax Services (excluding National Tax Net and Tax Desktop) and RealEstate Group (excluding MLS) are assumed to be excluded as budgeted discontinued operations.

(2)
For every 1.0% decline in the consolidated weighted average industry volumes for refinancing originations and foreclosure starts (based upon the relative weighting of the Company’s revenues from refinancing originations and foreclosure starts) during the Determination Period, the Threshold, Target and Maximum Performance Objectives shall each be decreased by 0.5%.

Determination of Amount of Award
Not later than thirty (30) days following the end of the Determination Period, the Committee shall determine whether the Company has achieved the Performance Objective, the level at which it was achieved, the corresponding Amount of Award and whether the Amount of Award shall be payable in cash or Shares of Restricted Stock, and shall certify that determination in writing. The date on which the Committee makes such certification shall be the “Determination Date.” For performance between the Threshold and Target Performance Objectives, or between the Target and Maximum Performance Objectives, the Committee shall use interpolation to determine the Amount of Award. In the event that the Company does not meet the Threshold Performance Objective, the Award shall be forfeited and no amounts shall be payable under this Agreement. No amounts above the Maximum Amount of Award shall be payable for achievement of the Performance Objective above the Maximum level.
If the Committee determines that the Amount of Award shall be payable in Shares of Restricted Stock, then the number of Shares of Restricted Stock payable with respect to the Award shall be determined by (x) dividing the Amount of Award that would have been payable in cash by the closing price of one Share on the New York Stock Exchange on the date the Committee makes such determination, and (y) rounding up to the nearest whole Share.

Appendix B
Period of Restriction
This Award is subject to a service-based vesting condition, as described below. The period beginning on the Grant Date and ending upon satisfaction of the service-based vesting condition is referred to as the “Period of Restriction.”
Service-Based Vesting Condition
Except as otherwise provided in Section 2 of the attached Performance-Based Retention Incentive Award Agreement, the Grantee must remain employed with the Company through the dates set forth in the following table for the Award to vest and for the Grantee to be entitled to receive payment with respect to the Award:

“Vesting Date”	% of Award that Vests
September 30, 2012	33 ⅓%
September 30, 2013	66 ⅔%
Vesting

The percentage of the Award indicated next to each Vesting Date in the above table shall vest and the Period of Restriction shall expire with respect to such percentage of the Amount of Award on such Vesting Date if the Grantee is employed by the Company or any Subsidiary on such Vesting Date.
Section 2 of the Retention Incentive Agreement contains additional provisions relating to forfeiture and vesting of the Award.

Lender Processing Services, Inc.
Amended and Restated 2008 Omnibus Incentive Plan

Performance-Based Retention Incentive Award Agreement

SECTION 1.    GRANT OF RETENTION INCENTIVE AWARD

(a)    Performance-Based Retention Incentive Award. On the terms and conditions set forth in the Notice of Performance-Based Retention Incentive Award and this Performance-Based Retention Incentive Award Agreement (the “Agreement”), together with the appendices thereto, the Company grants to the Grantee on the Grant Date the Award set forth in the Notice of Performance-Based Retention Incentive Award.
(b)    Plan and Defined Terms. The Award is granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Award set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision in this Agreement is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms used in the Notice of Performance-Based Retention Incentive Award or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan. This Award shall be considered an “Other Award” under the Plan.
SECTION 2.    FORFEITURE AND TRANSFER RESTRICTIONS
(a)    Termination of Employment.
(i)    If the Grantee’s employment terminates prior to September 30, 2013, any portion of the Award that is subject to a Period of Restriction (or the entire Award, if all of the Award is subject to a Period of Restriction) at the time of such termination of employment shall immediately be forfeited and no amounts shall be payable with respect to such forfeited amounts, unless (i) Grantee’s employment is terminated due to the Grantee’s death, (ii) Grantee’s employment is terminated by Company without Cause or due to the Grantee’s Disability (as defined below), or (iii) Grantee’s employment is terminated by Grantee for Good Reason (as defined below).

(ii)    If the termination of the Grantee’s employment is due to the Grantee’s death or the Grantee’s employment is terminated by the Company or its Subsidiaries due to the Grantee’s Disability (as defined below), in either case, while any portion of the Award (or the entire Award) is subject to a Period of Restriction, the Period of Restriction shall immediately lapse with respect to the “Pro Rata Amount” of the Award. For purposes of this Section 2(a)(ii), the “Pro Rata Amount” shall be equal to the product of (i) the Amount of Award (which shall be equal to the Target Amount of Award if the termination occurs on or before the end of the Determination Period) multiplied by (ii) the quotient of (x) the number of months that has elapsed since the Grant Date (for purposes of this calculation a month shall have elapsed on each monthly anniversary of the Grant Date), divided by (y) 24 months, and payment shall be made with respect to such Pro Rata Amount pursuant to Section 3 of this Agreement; provided, however, that any portion of the Award that has vested and been paid prior to termination of Grantee’s employment due to Grantee’s death or Disability shall be subtracted from the Pro Rata Amount. Any remaining portion of the Award shall be forfeited.

(iii)    If the Grantee’s employment is terminated by the Company and its Subsidiaries without Cause or by Grantee for Good Reason after the Performance Objective has been attained, the Period of Restriction with respect to the Amount of Award shall lapse. If the Award is payable in cash, it shall be paid to the Grantee in accordance with the provisions of Section 3 below. If the Award is payable in Restricted Shares, then such Shares shall vest and become free of the forfeiture and transfer restrictions described in this Section 2 on the date of the Grantee’s termination of employment or service.

(iv)    If the Grantee’s employment is terminated by the Company and its Subsidiaries without Cause or by the Grantee for Good Reason before the Performance Objective has been attained, the Period of Restriction with respect to the Award shall lapse on the Determination Date if and only if, and at the level at which, the Performance Objective is attained and certified by the Committee. If the Award is payable in cash, it shall be paid to the Grantee in accordance with the provisions of Section 3 below. If the Award is payable in Restricted Shares, then such Shares shall vest and become free of the forfeiture and transfer restrictions on the Determination Date. For avoidance of doubt, if the Performance Objective has not been attained as of the Determination Date, the Award shall be forfeited.

(v)    The term “Cause” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or any Subsidiary. If the Grantee’s employment agreement does not define the term “Cause,” or if the Grantee has not entered into an employment agreement with the Company or any Subsidiary, the term “Cause” shall mean (A) the willful engaging by the Grantee in misconduct that is demonstrably injurious to the Company or any Subsidiary (monetarily or otherwise), as determined by the Company in its sole discretion, (B) the Grantee’s conviction of, or pleading guilty or nolo contendere to, a felony involving moral turpitude, or (C) the Grantee’s violation of any confidentiality, non-solicitation, or non-competition covenant to which the Grantee is subject.

(vi)    The term “Disability” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or any Subsidiary. If the Grantee’s employment agreement does not define the term “Disability,” or if the Grantee has not entered into an employment agreement with the Company or any Subsidiary, the term “Disability” shall mean the Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

(vii)    The term “Good Reason” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or any Subsidiary. If the Grantee’s employment agreement does not define the term “Good Reason, or if the Grantee has not entered into an employment agreement with the Company or any Subsidiary, the term “Good Reason” shall mean the occurrence of any of the following without Employee’s express written consent:

a.    a material diminution in Grantee’s position or title, or the assignment of duties to Employee that are materially inconsistent with Employee's position or title;
b.    a material diminution in the Grantee’s annual base salary or annual bonus opportunity; or
c.    within six (6) months immediately preceding or within two (2) years immediately following a Change in Control: (A) a material adverse change in Employee’s status, authority or responsibility (e.g., the Company has determined that a change in the department or functional group over which Employee has managerial authority would constitute such a material adverse change); (B) a change in the person to whom Employee reports that results in a material adverse change to the Employee’s service relationship or the conditions under which Employee performs his duties; (C) a material adverse change in the position to whom Employee reports or a material diminution in the authority, duties or responsibilities of that position; (D) a material diminution in the budget over which Employee has managing authority; or (E) a material change in the geographic location of Employee’s principal place of employment (e.g., the Company has determined that a relocation of more than thirty-five (35) miles would constitute such a material change).
(b)    Transfer Restrictions. During the Period of Restriction, the Award may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.
SECTION 3.    PAYMENT OF CASH AWARD
Except as otherwise provided in Section 5(i) of this Agreement, to the extent the Award is payable in cash and a Period of Restriction applicable to any portion of the Award (or the entire Award) lapses, payment with respect to such portion of the Award (or the entire Award, if the Period of Restricted lapses with respect to the entire Award) shall be made in cash within 30 days following the lapse of the Period of Restriction.
SECTION 4.    STOCK CERTIFICATES
To the extent the Award is payable in Restricted Stock, as soon as practicable following the grant of Restricted Stock, the Shares of Restricted Stock shall be registered in the Grantee’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Company, or its agent, on behalf of the Grantee until the Period of Restriction has lapsed. If the Shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration. The Grantee may be required to execute and return to the Company a blank stock power for each Restricted Stock certificate (or instruction letter, with respect to Shares registered in book-entry form), which will permit transfer to the Company, without further action, of all or any portion of the Restricted Stock that is forfeited in accordance with this Agreement.
Except for the transfer restrictions, and subject to the following provisions in this Section 4 and such other restrictions, if any, as determined by the Committee, the Grantee shall have all other rights of a holder of Shares, including the right to receive dividends paid (whether in cash or property) with respect to the Restricted Stock and the right to vote (or to execute proxies for voting) such Shares. Unless otherwise determined by the Committee, if all or part of a dividend in respect of the Restricted Stock as to which the Period of Restriction has not yet lapsed is paid in Shares or any other security issued by the Company, such Shares or other securities shall be held by the

Company subject to the same restrictions as the Restricted Stock in respect of which the dividend was paid. If all or part of a dividend in respect of the Restricted Stock as to which the Period of Restriction has not yet lapsed is paid in cash, such cash dividend shall not be paid to the Grantee unless and until the Period of Restriction with respect to such Restricted Stock lapses, at which time the cash shall be paid as soon as practicable (but not later than thirty (30) days) thereafter. For purposes of determining whether a cash dividend is attributable to Restricted Stock as to which the Period of Restriction has lapsed, all cash dividends with a record date on or prior to the date of the lapsing of the Period of Restriction of the Restricted Stock shall be deemed attributable to such Restricted Stock.
SECTION 5.    MISCELLANEOUS PROVISIONS
(a)    Tax Withholding. Pursuant to Article 20 of the Plan, the Committee shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this Award. If the Committee determines that the Amount of Award shall be payable in Restricted Shares, the Committee may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company to withhold, from any Shares of Restricted Stock with respect to which the Period of Restriction lapses, a number of such Shares having an aggregate Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including payroll taxes) that could be imposed on the transaction, and, to the extent the Committee so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense; provided, however, that, unless otherwise determined by the Committee, a Grantee may elect to satisfy such tax withholding requirements by timely remittance of such amount by cash or check or by such other method that is acceptable to the Company, rather than by withholding of shares. The Committee may, in its sole discretion, choose to permit, not permit, approve or not approve such elections and, subject to applicable law, may establish and/or change from time to time any terms and conditions applicable to such elections as it may deem appropriate.
(b)    Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and the Notice of Performance-Based Retention Incentive Award by the Company, the Board, the Committee and any person acting for or on behalf of the Company, the Board or the Committee.

(c)    Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
(d)    Choice of Law. This Agreement and the Notice of Performance-Based Retention Incentive Award shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Agreement or the Notice of Performance-Based Retention Incentive Award to be governed by or construed in accordance with the substantive law of another jurisdiction.
(e)    Modification or Amendment. This Agreement and the Notice of Performance-Based Retention Incentive Award may only be modified or amended by written agreement executed by the parties hereto.
(f)    Severability. In the event any provision of this Agreement or the Notice of Performance-Based Retention Incentive Award shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement or the Notice of Performance-Based Retention Incentive Award, and this Agreement and the Notice of Performance-Based Retention Incentive Award shall be construed and enforced as if such illegal or invalid provision had not been included.
(g)    References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.
(h)    Section 409A. To the extent applicable, it is intended that the Award Agreement comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to Section 409A of the Code, and the Plan, this Agreement and the Notice of Performance-Based Retention Incentive Award shall be interpreted accordingly. It is intended that the Award shall be exempt from Section 409A of the Code as a short-term deferral; however, if it is determined that the Award (or a portion of the Award) constitutes deferred compensation for purposes of Section 409A of the Code, then, to the extent the Award (or a portion of the Award) constitutes deferred compensation, (i) references in this Agreement to termination of the Grantee’s employment shall be deemed to be references to “separation from service” as that term is used in Section 409A of the Code, and (ii) if the Grantee is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) on the date of termination of employment, then, to the extent required by Section 409A(a)(2)(B) of the Code, any payment resulting from the Grantee’s termination of employment, other than due to the Grantee’s death, shall be made on the date that is six months after the date of the Grantee’s termination of employment (or, if the Grantee dies after termination of employment, but prior to such payment date, within 30 days following the Grantee’s death).